Exhibit 99.1

Q4 and Full Year 2025 Operational and Financial Results

Q4 Net Income of $38.1M ($0.70 per Share) vs. Net Loss of $8.2M ($0.16 per Share) in Q4 2024

Advancing Key Developments to Double Production by 2030

TORONTO, March 12, 2026 - McEwen Inc. (NYSE/TSX: MUX) today announced its fourth quarter (Q4) and full year results for the period ended December 31, 2025, along with an update on its development projects as the Company looks to increase production to 250,000 – 300,000 GEOs by 2030, while lowering costs and extending mine life across operations.

“With gold and silver trading near record highs, we reported significant Net Income and Adjusted EBITDA for Q4 and the full year 2025.

Our Q4 operating and financial performance positions us to potentially generate $80 million in free cash flow from our 100%-owned operations, and more than $50 million in dividends from our 49% ownership in the San José Mine during 2026. This strong cash flow will enable us to accelerate our plans to double production.

At the same time, we are advancing Los Azules, one of the world’s largest undeveloped copper deposits. We received approval to enter RIGI – Argentina’s Large Infrastructure Investment Incentive Regime, which grants us 30 years of regulatory stability, access to international arbitration in the event of disputes, a significantly lower tax rate, along with removed exchange controls. RIGI is a game changer for Argentina’s mining sector and for projects that qualify under the program.

We also released a strong feasibility study at the end of last quarter that outlines a base case scenario with a 22-year project life, average copper production of 205 ktpa in the first five years, and 148 ktpa of copper cathodes over the life of the asset. Our study also highlights the potential for an additional 33 years of mine life at 141 ktpa copper production. At a copper price of $4.35 per pound (base case), Los Azules has an after-tax NPV (8%) of $2.9 billion, or approximately $23 per attributable MUX share. At $5.80 per pound, the after-tax NPV (8%) increases to $6.3 billion, or approximately $49 per share.

These results demonstrate the potential for Los Azules to become a generational copper asset. As global demand for copper accelerates with electrification and infrastructure investment, Los Azules stands out as a transformational opportunity for our shareholders and reflects our vision to build a new model for the mine of the future.

The project has been designed as a low-cost, environmentally responsible operation, with one-quarter the water consumption of a comparable conventional mine, one-tenth the carbon emissions, and the potential to operate using 100% renewable power, while eliminating the need for conventional tailings storage,” stated Rob McEwen, CEO and Chief Owner.

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McEwen is advancing the following projects:

Canada

In Canada, McEwen is forecasting that production will grow from 16,000-19,000 GEOs in 2026 to 105,000-120,000 GEOs by 2030, coming from the Fox Complex and the recently acquired Tartan Mine Project.

•	Stock Mine (Fox Complex, Timmins, Ontario) - During 2025, we invested $29.5 million in advancing Stock towards production. This is the Company’s first step toward increasing production from current levels. Stock remains on schedule and on budget to begin initial production by mid-2026, with commercial production scheduled for 2027. This is expected to result in lower-cost gold production at the Fox Complex compared to current operations, due to a lower royalty burden, shorter haulage distances to the mill, and the benefits of processing softer material. Based on the current Mineral Resource Estimate, McEwen projects a six-year life at Stock, which is expected to increase as underground drilling advances this year.

•	Grey Fox (Fox Complex, Timmins, Ontario) released an updated Mineral Resource Estimate in January that showed Indicated Resources increased by +23% to 1,892,000 gold ounces (19,474,000 tonnes @ 3.02 gpt Au) and Inferred Resources of 436,000 gold ounces (5,101,000 tonnes @ 2.66 gpt Au). A Pre-feasibility Study (“PFS”) scheduled for release in Q2 2026 will highlight the Company’s ability to materially extend the mine life at the Fox Complex. McEwen is targeting combined annual production from Grey Fox and Stock of 75,000 to 90,000 GEOs per year.

•	Tartan Mine Project (Flin Flon, Manitoba) is expected to deliver a Mineral Resource Estimate by the end of March. The Company is continuing its exploration, reviewing existing environmental licenses, and planning additional metallurgical testing as part of its plan to restart production within the existing permits. McEwen expects initial annual production at Tartan to average approximately 30,000 GEOs, with the potential to expand output through future permit modifications. The Company believes doubling of the potential mill capacity from 500 tpd to 1,000 tpd could see production grow to 45,000 - 55,000 GEOs per year.

USA

In the USA (Nevada), McEwen is forecasting that production will grow from 39,000 - 43,000 GEOs in 2026 to 90,000 - 110,000 GEOs by 2030, coming from Lookout Mountain, Windfall and Trinity Ridge. All three deposits are located within the Gold Bar Mine Complex.

•	Lookout Mountain, Windfall and Trinity Ridge (Gold Bar Mine Complex) - Gold Bar’s transformation into a long-life mine starts today with the publication of the updated Mineral Resource Estimate for the Lookout Mountain deposit, which shows Measured & Indicated Resources of 402,300 gold ounces (19,570,000 tonnes @ 0.64 gpt Au) and Inferred Resources of 134,200 gold ounces (7,292,000 tonnes @ 0.57 gpt Au). Approximately 90% of the Mineral Resource Estimate is oxide gold mineralization that could potentially be processed using the same heap leaching methods currently being used at the Gold Bar Mine.

Trinity Ridge is the deposit formerly known as Unity Ridge and lies within the current Plan of Operations at Gold Bar. Mineral Resource Estimates for Trinity Ridge and the Windfall deposit, located to the south, are scheduled for later this year and are expected to meaningfully grow total resources.

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The Company is advancing these deposits towards production to incorporate them into the Gold Bar Mine Complex mine plan, targeting a combined annual production of 90,000 to 110,000 GEOs from the three areas.

•	Golden Lake Resources Inc. entered a definitive agreement to be acquired by McEwen, with closing expected by early April 2026. Golden Lake’s Jewel Ridge and Jewel Ridge West projects adjoin McEwen’s Windfall deposit to the north and have encouraging historical drill results, which highlight the potential to further grow our resource base at the Gold Bar Mine Complex and to increase mine life.

Mexico

In Mexico, McEwen is forecasting 20,000 GEOs per year starting mid-2027.

•	El Gallo - Phase 1 production is targeted for mid-2027. Detailed engineering is underway, with construction of the mill expected to begin in Q2 2026. Phase 1 is expected to operate for 10 years, producing approximately 20,000 GEOs annually once commercial production is achieved. Permit approval of Phase 2 (El Gallo Silver) would materially extend the mine life and increase production to approximately 40,000 to 50,000 GEOs (based on 77:1 silver/gold ratio) due to higher grades being processed.

Argentina

•	San José Mine - The operation is beginning to benefit from the recently completed process plant expansion and higher mining rates, resulting in increased production and lower costs. At current gold and silver prices, San José is expected to be an important source of capital for the Company as it expands production at its other sites. Production attributable to McEwen’s 49% interest is targeted at 60,000 - 70,000 GEOs per year (based on a 77:1 silver/gold ratio).

•	Los Azules – RIGI approval was obtained in September 2025 granting significant benefits which include regulatory stability, lower overall tax burden, access to international arbitration and guaranteed access to foreign currency.

We released a strong feasibility study in October 2025 with headline production of 205 ktpa copper cathodes that can be directly delivered to industry, at $1.71/lb C1 cash cost and $2.11/lb AISC, and average production of 148 ktpa copper over 22 years. The study also highlights upside potential to add another 33 years of mine life with 141 ktpa of copper production, using Rio Tinto’s Nuton technology or a conventional concentrator.

Our team is continuing detailed engineering, with the aim of delivering a Final Investment Decision (FID) by end of this year, with construction targeted to begin in early 2027, subject to project financing.

•	With the Feasibility Study completed, project costs for Los Azules began to be capitalized in late Q3 2025 under U.S. GAAP.

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Highlights of Q4 and Full Year 2025

Abbreviations used are defined in the Glossary at the end of this press release.

Revenue	Q4 2025 revenue increased by 28% to $64.6M from the sale of 15,196 GEOs, vs revenue of $50.5M from the sale of 14,968 GEOs in Q3 2025. The average realized gold sale price per GEO was $4,436 in Q4, 28% higher than $3,477 in Q3 2025.

Full year 2025 revenues increased to $197.6M from the sale of 58,552 GEOs, compared with $174.5M from the sale of 74,911 GEOs in 2024. Our 49% ownership in the San José mine is excluded from our revenue numbers due to accounting policies under U.S. GAAP.

Profitability	Q4 2025 gross profit was $17.4M, compared with $7.8M in Q3 2025. Gross margins were positively impacted by increased production and higher gold prices. Full year 2025 gross profit was $47.6M, compared to $30.9M in 2024.

Q4 2025 net income was $38.1M or $0.70 per share, compared with a net loss of $8.2M or $0.16 per share in Q4 2024.

Full year 2025 net income was $34.4M, or $0.64 per share, compared with a net loss of $43.7M, or $0.86 per share in 2024. In addition to improved gross margins, we recognized a deferred tax asset relating to the expected use of tax losses in the U.S., increasing deferred tax recoveries to $27.5M during 2025.

Adjusted EBITDA	Q4 2025 adjusted EBITDA increased to $28.1M or $0.51 per share, compared with $11.8M or $0.22 per share in Q3 2025.

Full year 2025 adjusted EBITDA increased to $66.2M or $1.22 per share compared with $29.2M or $0.57 per share in 2024.

Adjusted EBITDA is calculated by adding back our portion of McEwen Copper's results to our consolidated income or loss before financing costs, depreciation, and income and mining taxes. We use adjusted EBITDA to evaluate our operating performance and ability to generate cash flow from our gold operations in production, including the San José Mine.

Liquidity & Capital Resources at December 31, 2025	Cash and equivalents increased to $51.0M, compared with $13.7M at December 31, 2024.

The value of marketable securities increased to $21.1M, compared with $1.6M at December 31, 2024, driven by net additions of $6.6M together with $12.8M of realized and unrealized gains during 2025. Included in this total was $6.7M in Canadian Gold shares held prior to the closing of our acquisition on January 5, 2026.

On December 9, 2025, the Company acquired a 27.3% interest in Paragon at a cost basis of $13.7M. As of December 31, 2025, the fair value of the investment was $17.9M.

The most recent financing of McEwen Copper at $30 per share on October 24, 2024, implies a market value of $987.5M. Based on this valuation, McEwen’s 46.3% ownership of McEwen Copper has an implied market value of $457M or $7.69 per MUX share (based on McEwen’s shares outstanding as of the date of this press release). Since that financing, the project has seen significant development and derisking with the RIGI approval, the completion of the feasibility study, and is now preparing for a FID.

Working capital increased to $44.1M, compared with negative $6.5M at December 31, 2024.

Debt principal outstanding increased to $130.0M ($110.0M in convertible notes due 2030 and $20.0M under our term loan facility), compared with $40.0M debt at December 31, 2024.

The reported total debt of $126.2M reflects the debt principal of $130.0M, less debt issuance costs of $3.8M, which are amortized over the life of the debt, in accordance with U.S. GAAP.

McEwen had 55,517,318 shares outstanding on December 31, 2025, compared with 53,053,654 shares on December 31, 2024.

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San José Mine Performance	18,492 GEOs were produced in Q4 and 58,120 GEOs for the full year. Strong production was the result of increased plant capacity and mining rates. Production for the full year was at the high end of the original production range.

Given the strong production in Q4, production costs per GEO sold lowered to $1,940 for cash costs and $2,201 for AISC, a decrease of 12% and 21%, respectively, compared with Q3 2025. For the full year 2025, costs per GEOs sold were $2,206 for cash costs and $2,636 for AISC, which were above guidance due to cost inflation within Argentina.

Gold Bar Performance	8,943 GEOs were produced in Q4 and 33,227 GEOs for the full year from the Gold Bar Complex. The recently completed drilling, along with the reinterpretation of the historic holes has resulted in an improved geological model for the actual production compared with Q3 2025. Production for the quarter and the year was within the revised production guidance range.

Costs per GEO sold were $2,415 for cash costs and $2,460 for AISC in Q4. For the full year, costs were $2,014 for cash costs and $2,401 for AISC, both within the revised 2025 guidance.

Fox Complex Performance	5,853 GEOs were produced in Q4. For the full year, production was 23,187 GEOs, below the revised guidance range of 25,000 to 28,000 GEOs. Inclement weather resulted in shutdowns on the highway to the mine and mill, as well as interruptions at the mill, which reduced production during the quarter.

Costs per GEO sold in Q4 were $2,278 for cash costs and $2,361 for AISC. For the full year, costs per GEO sold were $2,238 for cash costs and $2,506 for AISC. The annual costs were higher than our revised guidance of $2,000 to $2,100 for cash costs and $2,300 to $2,400 for AISC due to the lower production and sales profile noted above.

Production and costs at the Fox Complex in Q1 2026 are currently tracking in line with guidance.

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Exploration & Development	$6.3M was invested during Q4 in exploration, compared with $6.8M in Q3 2025. For the full year, we invested $22.2M in exploration across all our properties, compared with $16.5M in 2024.

$5.7M was invested by McEwen Copper in the Los Azules copper project in Q4, representing our 46.3% share of costs to complete the Feasibility Study, compared with $4.3M in Q3 2025. As a Mineral Reserve statement with an effective date of September 3, 2025 was published, eligible development costs are now capitalized and will no longer be included in McEwen’s income statement under U.S. GAAP.

Safety	Zero lost-time incidents across our 100%-owned operations. In February 2026 McEwen reached 6 years without a lost-time incident at its Gold Bar Mine Complex, marking a milestone for the team and their strong commitment to health and safety. At the Fox Complex we have reached 4 years without a lost-time incident and at El Gallo we have reached 2 years without a lost-time incident.

2026 Production & Unit Costs Outlook	Full-year 2026 production guidance is 114,000 - 126,000 GEOs, including our attributable production from our 49%-owned San José mine and assuming a 77:1 silver-to-gold ratio.

Cost per ounce guidance ranges from $2,100 to $2,300 for cash costs, and from $2,400 to $2,600 for AISC.

Our production profile for Gold Bar and San José remains similar to the prior year. At Fox, production guidance includes only the Froome mine and does not include early pre-commercial production from the Stock mine, which is expected in mid-2026.

Individual Asset Performance – Production & Costs

(See Table 3 for Q4 and full year 2025 production and costs, 2024 comparatives and 2026 guidance)

San José Mine, Argentina (49% owned)

The San José Mine had an excellent Q4 with attributable production of 18,492 GEOs, 23% up from Q3 2025. This is the highest quarterly production of 2025 and is a result of increased plant capacity and mining rates.

Production costs per GEO sold were also down in Q4 with $1,940 cash costs and $2,201 AISC, which is a decrease of 12% and 21%, respectively, compared with Q3 2025. For the full year, GEO production was at the high end of the initial production range at 58,120 GEOs with cash costs and AISC per GEO sold being above guidance at $2,206 and $2,636, respectively.

In February 2026, McEwen received an $8.8 million dividend payment from the San José Mine for Q4. The average realized price for gold and silver by the mine during the quarter was $4,815 and $63.05 per ounce, respectively. Starting in 2026, San José’s intention is to pay out 90% of the mine’s free cash flow to the partners. With current silver and gold prices, McEwen expects this to have a meaningful impact towards funding its internal growth opportunities. At year-end, the San José Mine held a cash balance of $151.8 million on a 100% basis.

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Gold Bar Mine Complex, Nevada (100% owned)

Exploration at Gold Bar

The Company is advancing three key areas at its Gold Bar Mine Complex to increase resources, extend mine life and boost annual production: 1) Lookout Mountain, 2) Windfall, and 3) Trinity Ridge, which envisions merging and enlarging several of the current open pits to access gold mineralization outside the current resource estimate areas. McEwen believes that integrating these areas into the mine plan has the potential to transform the Gold Bar Mine Complex into a long-life asset. The Company plans to release Mineral Resource Estimates for each area, with the updated estimate for Lookout Mountain shown below:

Table 1. Mineral Resource Estimate for Lookout Mountain - Open Pit Au Cut-off Grade: 0.005 oz/ton oxide and 0.050 oz/ton unoxidized

Classification	Quantity ('000 t)	Gold Grade (gpt)	Contained Gold (oz)
Indicated	19,570	0.64	402,300
Inferred	7,292	0.57	134,200

Notes to Table 1:

1.	Effective date of the Mineral Resource estimate is November 11, 2025. The QP for the estimate is Mr. Michael Baumann SME-RM, CPG, an employee of McEwen Inc.

2.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

3.	Resources are potentially amenable to open pit mining methods and demonstrate Reasonable Prospects for Eventual Economic Extraction (RPEEE) using an optimized resource pit shell above economic cut-off grades of 0.005 oz/ton gold for oxidized material and 0.050 oz/ton for unoxidized material. Cut-off grades are based on the following costs and parameters: mining costs of U$3.39/ton (mineralized) and U$2.81/ton (waste), heap leach process cost of U$4.93/ton, toll milling costs of U$20/ton, NSR royalty of 4%, metallurgical recoveries of 78% (oxide) and 75% (unoxidized), and a gold price of US$3,000/oz.

4.	Figures may not sum due to rounding.

Approximately 90% of the Mineral Resource Estimate at Lookout Mountain is oxide gold mineralization, that could potentially be processed using the same heap leaching methods as the Gold Bar Mine. In 2026, Lookout Mountain, Windfall and Trinity Ridge will undergo ongoing development work, including metallurgical studies and mining designs, with the objective of advancing the deposits towards a production decision. Mineral Resource Estimates for Windfall and Trinity Ridge will be completed separately and released later this year. Notably, Trinity Ridge lies within the current Plan of Operations for mining activities at the Gold Bar Mine Complex and Windfall is located on private land, which should allow for an accelerated permitting process for both areas. The combined targeted production from the three areas is of 90,000 - 110,000 GEOs per year. The Company is planning to invest approximately $10 million in exploration across the Gold Bar Mine Complex in 2026.

On January 28, 2026, McEwen announced that it had entered into a Definitive Agreement with Golden Lake Exploration Inc. (“Golden Lake”), whereby McEwen would acquire all issued and outstanding shares of Golden Lake by way of a plan of arrangement. If the proposed transaction is completed, Golden Lake would become a wholly owned subsidiary of McEwen. Golden Lake’s principal assets are the 100%-owned Jewel Ridge and Jewel Ridge West projects located adjacent to McEwen’s Windfall and Lookout Mountain deposits at the Gold Bar Mine Complex.

The Company is also preparing plans to explore the northern section of the Gold Bar Mine Complex known as North Tonkin, which is located approximately four miles south of Barrick’s large, high-grade Fourmile discovery. Fourmile has an Indicated resource estimate of 2.6 million gold ounces at 17.59 gpt Au and Inferred resources of 13 million gold ounces at 16.9 gpt Au (Barrick press release dated February 5, 2026). North Tonkin lies on the intersection of the Battle Mountain Trend and the Northern Nevada Rift, with the potential for the Cortez structural corridor to extend through the property. The area has seen limited exploration, particularly at depth. The Company’s exploration team is currently developing a plan to evaluate this portion of the property.

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Fox Complex Mine, Ontario (100% owned)

Exploration at Fox

Exploration drilling at Froome West, the source of all current Fox Complex production, is ongoing. Recent drilling extended the higher-grade gold mineralization by 100 meters vertically, representing a 45% increase. These results provide confidence that additional resources exist below the currently planned mine limit, indicating the potential to extend Froome West’s mine life. This would allow the Company to feed the mill from multiple sources from H2 2026, in addition to the Stock Mine, which is currently under development.

Highlights from recently released drilling at Froome include (TW = true widths, press release dated December 4, 2025):

-	23.5 gpt gold over 3.7 meters (TW) in drillhole 25PR-G475

-	7.9 gpt gold over 6.4 meters (TW) in drillhole 25PR-G454

-	7.5 gpt gold over 4.4 meters (TW) in drillhole 25PR-G457

-	6.1 gpt gold over 10.4 meters (TW) in drillhole 25PR-G478

-	7.7 gpt gold over 20.4 meters (TW) in drillhole 25PR-G467

On January 20, 2026, the Company released the results from its updated Grey Fox Mineral Resource Estimate that now totals 1,892,000 Indicated gold ounces (19,474,000 tonnes @ 3.02 gpt Au) and 436,000 Inferred gold ounces (5,101,000 tonnes @ 2.66 gpt Au), calculated using a gold price of US$3,000 per ounce. This updated resource model will form the basis of the Grey Fox pre-feasibility study (“PFS”) that will be published in Q2 2026.

The team at McEwen has identified two areas at Grey Fox where underground mining could be accelerated: 1) Gibson Zone, located near existing underground infrastructure, and 2) Whiskey Jack, which contains higher-grade gold areas.

The Gibson Zone is near existing underground infrastructure, including a portal and ramp from surface, and contains Indicated Resources of 393,000 gold ounces (4.5 million tonnes @ 2.72 gpt Au) and Inferred Resources of 297,000 gold ounces (3.6 million tonnes @ 2.59 gpt Au).

Highlights from the 2025 drilling campaign at Gibson include (TW = true widths, press releases dated May 7, 2025, and September 2, 2025):

-	12.4 gpt gold over 10.7 meters (TW) in drillhole 25GF-1528

-	10.1 gpt gold over 5.8 meters (TW) in drillhole 25GF-1597

-	10.4 gpt gold over 5.6 meters (TW) in drillhole 25GF-1564

Whiskey Jack, while smaller, is the highest-grade zone at Grey Fox and contains Indicated Resources of 122,000 gold ounces (735,000 tonnes @ 5.16 gpt Au) and Inferred Resources of 5,000 gold ounces (27,000 tonnes @ 5.84 gpt Au).

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Both zones present opportunities for accelerated mining and high returns on capital. The Company will be detailing these opportunities in its upcoming PFS.

Development at Fox – Stock Mine

Development work at Stock continues on schedule and within budget, with $29.5 million invested during 2025. The new ramp will connect the West and the East zones to the existing historical underground mine. Stock is expected to begin initial production by mid-2026, with commercial production starting in 2027. The advantages of mining at Stock compared to Froome include 1) reduced royalty burden, 2) softer material, leading to higher mill throughput, and 3) lower hauling cost due to its proximity to the mill. Additional upside is being evaluated in the historically mined Stock Main zone as development progresses through this area.

The Company is targeting annual production from Grey Fox and Stock of approximately 75,000 - 90,000 GEOs per year once in full production.

Individual Asset Performance – Project Updates

El Gallo, Mexico (100% owned)

At El Gallo, we anticipate beginning construction mid-2026 with production commencing mid-2027. Final engineering for the mill, which has been purchased and is onsite, is well advanced.

Phase 1 is expected to operate for 10 years, producing approximately 20,000 GEOs annually once commercial production is achieved. Production will come from the reprocessing of the material currently on the leach pad, through a ball mill and recovery circuit. Remaining capital costs to complete construction are estimated at $25 million. Since the material to be processed has been previously mined, no significant development or exploration costs are anticipated during Phase 1.

The Company has also started work on Phase 2, which will involve production from El Gallo’s silver deposits. This would extend the life well beyond the 10 years contemplated under Phase 1 and increase production to 40,000 - 50,000 GEOs (based on 77:1 silver-to-gold ratio) due to higher grades.

For the El Gallo and district satellite deposits, historical silver resources total 53.1 million silver ounces in the Measured and Indicated categories and 31 million silver ounces in the Inferred category for areas that have not currently been mined (El Gallo Complex Phase II Project, NI 43-101 Technical Report Feasibility Study, September 10, 2012). Resources were calculated using a silver price of $28.50 per ounce and a gold price between $950 and $1,500 per ounce. This estimate is historical in nature; a qualified person has not done sufficient work to classify the historical estimate as current mineral resources and should therefore not be relied on or considered as current. The Company will be updating the resource estimates for El Gallo in 2026, based on the currently known resource areas.

Tartan Mine Project, Manitoba (100% Owned)

A Mineral Resource Estimate for the Tartan Mine Project that is nearing completion is expected to be released by the end of March and will serve as the first key milestone towards restarting the mine. The Company is reviewing how it can best utilize the existing licenses and infrastructure at Tartan to shorten the time to production and incorporate future expansion possibilities. The initial production target of 30,000 GEOs per year has the potential to increase through further permit modifications and expanding the proposed mill and process plant.

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Since the Mineral Resource Estimate cut-off date (December 31, 2025) one drill has been working continuously at the project. A second drill planned to arrive in Q2 will initially focus on collecting mineralized samples for metallurgical test work, before transitioning to exploration drilling. The Company anticipates operating two drills for the remainder of 2026 and increasing the exploration budget to $6 million from the initial $3 million.

Highlights from recently released drilling include (CW = core width, press release dated January 13, 2026):

-	7.5 gpt gold over 18.9 meters (CW) in drillhole TLMZ25-51W3

-	12.3 gpt gold over 14.0 metres (CW) in drillhole TLMZ25-49

-	6.6 gpt gold over 7.0 metres (CW) in drillhole TLMZ25-51W1

Regional exploration is scheduled to begin in Q2, along the prominent Tartan shear zone that is host to the majority of gold mineralization in the area, in order to refine potential drill targets. The focus will be to follow-up on encouraging grab and channel samples taken in 2025 with the objective of identifying additional resources that can leverage the current and proposed Tartan infrastructure.

McEwen Copper – Los Azules Copper Project, Argentina (46.3% Ownership and 1.25% NSR by McEwen)

•	RIGI (Large Investment Incentive Regime) application approved, securing significant tax and regulatory benefits in Argentina.

The approval of the RIGI application marks a major milestone for Los Azules, granting significant tax, legal, and regulatory benefits in Argentina.

Under RIGI, Los Azules benefits from 30 years of legal, fiscal, and customs stability, providing a predictable framework and strong protection against future regulatory changes. Key incentives include a reduced corporate income tax rate of 25% (down from 35%), a 50% reduction in dividend withholding tax, accelerated depreciation for new investments, release of VAT payments during construction, and exemption from export duties at the start of exports. The regime also allows the project to retain export proceeds offshore, providing effective foreign exchange stability.

•	Feasibility Study completed. Summary results published on October 7, 2025, indicate robust project economics from production designed for low environmental impact:

Table 2. Los Azules After-Tax Economics – Base Case vs. Current Copper Prices

	Feasibility Study Base Case $4.35/lb Copper	Current Scenario (March 2026) $5.80/lb Copper
NPV (8%)	$2.940 Billion	$6.309 Billion
IRR	19.8%	30%
Payback	3.9 Years	2.7 Years
NPV/CAPEX	0.93x	2.0x

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Fig. 1 Los Azules Project Financial Sensitivity – NPV and IRR

•	International Finance Corporation (“IFC”), a member of the World Bank Group, and McEwen Copper signed a collaboration agreement to align the Los Azules project with IFC’s environmental, social and governance standards for future potential debt and equity financing. The agreement also provides IFC with customary rights for IFC to act, at its sole discretion, as lender and/or arranger for prospective project debt financing. These rights are non-exclusive and do not constitute a commitment to provide financing; any IFC financing would remain subject to satisfactory due diligence, internal approvals and execution of definitive documentation.

•	United Nations Global Compact*: In August 2024, Los Azules formally joined the United Nations Global Compact through its Argentine Network, reinforcing its commitment to sustainability, human rights, fair labor practices, environmental stewardship, and corporate transparency.

This affiliation marks a significant milestone in the project’s responsible development strategy, as it strengthens the integration of environmental, social, and governance principles, aligning the company’s actions with the United Nations' 2030 Agenda and its Sustainable Development Goals.

*Launched by the United Nations in 2000, it is a voluntary framework that encourages businesses and organizations worldwide to align their strategies and operations with ten universally accepted principles in the areas of human rights, labor, environment, and anti-corruption. (See: https://unglobalcompact.org/)

Management Conference Call

Management will discuss our Q4 2025 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

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Thursday, March 12, 2026 at 3:00 PM EDT	Toll Free North America:	(888) 210-3454
	Toll Dial-In:	(646) 960-0130
	International Dial-In:	https://events.q4irportal.com/custom/access/2324/
	Conference ID Number:	3232920
	Webcast Link:	https://events.q4inc.com/attendee/594254930/guest

An archived replay of the webcast will be available approximately two hours after the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

Table 3. Q4 & 12M 2025 Production and Costs1, Comparatives from Q4 & 12M 2024 and 2026 Annual Guidance

	Q4		12M		Full Year 2026
	2025	2024	2025	2024	Guidance
Consolidated Production
GEOs(2) (3)	34,341	32,403	115,687	135,884	114,000 – 126,000
Gold Bar Mine Complex, Nevada
GEOs	8,943	6,927	33,227	44,581	39,000 – 43,000
Cash Costs/GEO	$2,415	$2,136	$2,014	$1,425	$2,250 – $2,450
AISC/GEO	$2,460	$2,773	$2,401	$1,677	$2,350 – $2,550
Fox Complex, Canada
GEOs	5,853	6,514	23,187	30,151	16,000 – 19,000
Cash Costs/GEO	$2,278	$1,874	$2,238	$1,642	$2,200 – $2,400
AISC/GEO	$2,361	$2,240	$2,506	$1,980	$2,650 –$2,850
San José Mine, Argentina (49%)(4)
GEOs	18,492	18,810	58,120	60,100	59,000 – 64,000
Cash Costs/GEO	$1,940	$1,635	$2,206	$1,742	$2,000 – $2,200
AISC/GEO	$2,201	$2,038	$2,636	$2,139	$2,300 – $2,500

Notes to Table 3:

1.	Cash gross profit, cash costs per ounce, and all-in sustaining costs (AISC) per ounce, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) and adjusted EBITDA per share are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definitions of these non-GAAP measures, refer to the “Non-GAAP Financial Measures” section in this press release. For reconciliations to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the quarter ended December 31, 2025, filed on EDGAR and SEDAR Plus.

2.	Gold Equivalent Ounces (GEOs) are calculated using gold-to-silver price ratios: 76:1 for Q4 2025, 85:1 for Q4 2024, 86:1 for 12M 2025, 85:1 for 12M 2024, and 77:1 for 2026 production guidance.

3.	El Gallo contributed 1,052 GEOs of production in 12M 2024 and 1,152 GEOs of production in 12M 2025.

4.	San José Mine figures represent the portion attributable to McEwen from its 49% interest in the San José Mine.

McEwen Inc.	Page 12

Glossary of Terms and Abbreviations

Au AISC B CW ft FS GEO gpt H1 H2 m

– gold

– all-in sustaining costs

– billion

– core width

– foot

– feasibility study

– gold equivalent ounce

– grams per tonne

– first half of the year (January 1 - June 30)

– second half of the year (July 1 - December 31)

– meter

M oz PFS Q1 Q2 Q3 Q4 t tpd tpa TW

– million

– troy ounce

– pre-feasibility study

– first quarter (January 1 - March 31)

– second quarter (April 1 - June 30)

– third quarter (July 1 - September 30)

– fourth quarter (October 1 - December 31)

– tonne

– tonnes per day

– tonnes per annum

– true width

McEwen Inc.	Page 13

McEWEN INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 202

(unaudited, in thousands of U.S. dollars, except per share amounts)

	December 31, 2025	December 31, 2024	December 31, 2023
Revenue from gold and silver sales	$197,553	$174,477	$166,231
Production costs applicable to sales	(122,760)	(113,313)	(119,230)
Depreciation and depletion	(27,229)	(30,229)	(29,221)
Gross profit	47,564	30,935	17,780

OTHER OPERATING INCOME (EXPENSES):
Advanced projects	(7,961)	(7,152)	(82,637)
Exploration	(22,196)	(16,546)	(20,167)
General and administrative	(26,695)	(17,165)	(15,449)
Loss from investment in McEwen Copper Inc.	(25,547)	(46,977)	(57,821)
Income from investment in Minera Santa Cruz S.A.	41,125	9,021	62
Depreciation	(620)	(634)	(1,138)
Reclamation and remediation	(3,017)	(2,054)	(2,693)
	(44,911)	(81,507)	(179,843)
Operating income (loss)	2,653	(50,572)	(162,063)

OTHER INCOME (EXPENSES):
Interest and other finance (expenses) income, net	(7,217)	(4,595)	36,918
Other income (expenses)	10,724	2,651	(29,976)
Dilution gain from investments in McEwen Copper Inc.	789	5,777	—
Gain on deconsolidation of McEwen Copper Inc.	—	—	222,157
Total other income	4,296	3,833	229,099
Income (loss) before income and mining taxes	6,949	(46,739)	67,036
Income and mining tax recovery (expense)	27,485	3,048	(33,859)
Net income (loss) after income and mining taxes	34,434	(43,691)	33,177
Net loss attributable to non-controlling interests	—	—	22,122
Net income (loss) and comprehensive income (loss) attributable to McEwen shareholders	$34,434	$(43,691)	$55,299

Net income (loss) per share:
Basic	$0.64	$(0.86)	$1.16
Diluted	$0.59	$(0.86)	$1.16
Weighted average common shares outstanding (thousands):
Basic	54,046	51,021	47,544
Diluted	65,498	51,021	47,544

McEwen Inc.	Page 14

McEWEN INC.

CONSOLIDATED BALANCE SHEETS

AS AT DECEMBER 31, 2024 and 2025

(unaudited, in thousands of U.S. dollars)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$51,015	$13,692
Marketable securities	21,114	1,617
Receivables, prepaids and other current assets	5,752	7,486
Due from McEwen Copper Inc.	3,169	286
Inventories	26,836	18,111
Total current assets	107,886	41,192
Mineral property interests and plant and equipment, net	227,208	210,922
Equity method investments	428,641	400,801
Due from McEwen Copper Inc.	6,052	—
Deferred tax assets	25,591	—
Inventories	20,560	7,834
Restricted cash	4,246	3,772
Other assets	34	102
TOTAL ASSETS	$820,218	$664,623

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$44,911	$28,448
Reclamation and remediation liabilities	6,473	4,988
Contract liability	7,549	3,544
Flow-through share premium	974	5,447
Tax liabilities	2,976	4,478
Lease liabilities	926	788
Total current liabilities	63,809	47,693
Long-term debt, net of issuance costs	126,168	40,000
Reclamation and remediation liabilities	39,384	41,075
Deferred tax liabilities	40,328	36,630
Lease liabilities	1,088	1,323
Other liabilities	3,204	2,927
Total liabilities	$273,981	$169,648

Shareholders’ equity:
Common shares: 55,517 as at December 31, 2025, and 53,054 as at December 31, 2024 issued and outstanding (in thousands)	$1,821,530	$1,804,702
Accumulated deficit	(1,275,293)	(1,309,727)
Total shareholders’ equity	546,237	494,975
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$820,218	$664,623

McEwen Inc.	Page 15

McEWEN INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 to 2025

(unaudited, in thousands of U.S. dollars and shares)

	Common Shares
	and Additional
	Paid-in Capital		Accumulated	Non-controlling
	Shares	Amount	Deficit	Interests	Total
Balance, December 31, 2022	47,428	$1,644,144	$(1,321,335)	$33,465	$356,274
Stock-based compensation	66	605	—	—	605
Restricted shares issued	43	366	—	—	366
Proceeds from McEwen Copper Inc. financing	—	109,913	—	75,477	185,390
Sale of flow-through shares	1,903	13,428	—	—	13,428
Net loss and comprehensive loss	—	—	55,299	(22,122)	33,177
McEwen Copper Inc. deconsolidation	—	—	—	(86,820)	(86,820)
Balance, December 31, 2023	49,440	$1,768,456	$(1,266,036)	$—	$502,420
Stock-based compensation	241	3,244	—	—	3,244
Exercise of warrants	1	9	—	—	9
Sale of flow-through shares	1,533	14,374	—	—	14,374
Shares issued to acquire Timberline Resources Corporation	1,839	17,706	—	—	17,706
Warrants assumed in acquisition of Timberline Resources Corporation	—	913	—	—	913
Net loss and comprehensive loss	—	—	(43,691)	—	(43,691)
Balance, December 31, 2024	53,054	$1,804,702	$(1,309,727)	$—	$494,975
Stock-based compensation	533	7,251	—	—	7,251
Exercise of warrants	85	610	—	—	610
Investment in Goliath Resources Limited	868	6,068	—	—	6,068
Investment in Paragon Advanced Labs Inc.	709	13,719	—	—	13,719
Purchase of capped call options	—	(15,114)	—	—	(15,114)
Shares issued for debt refinancing	53	400	—	—	400
Sale of flow-through shares	215	3,894	—	—	3,894
Net income and comprehensive income	—	—	34,434	—	34,434
Balance, December 31, 2025	55,517	$1,821,530	$(1,275,293)	$—	$546,237

McEwen Inc.	Page 16

McEWEN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024, and 2025

(unaudited, in thousands of U.S. dollars)

	Year ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net income (loss)	$34,434	$(43,691)	$33,177
Adjustments to reconcile net loss from operating activities:
Loss from investment in McEwen Copper Inc.	25,547	46,977	57,821
Income from investment in Minera Santa Cruz S.A.	(41,125)	(9,021)	(62)
Depreciation, amortization and depletion	27,849	30,863	30,359
Gain on marketable securities	(12,849)	(286)	(10,684)
Foreign exchange (gain) loss	(235)	656	48,977
Reclamation accretion and adjustments to estimate	3,861	864	2,693
Income and mining tax (recovery) expense	(22,291)	(6,976)	37,018
Flow through premium amortization	(5,649)	(2,304)	(4,045)
Stock-based compensation	3,713	3,244	971
Dilution gain from investments in McEwen Copper Inc.	(789)	(5,777)	—
Gain on deconsolidation of McEwen Copper Inc.	—	—	(222,157)
Amortization of debt issuance costs	697	—	—
Other	437	349	—
Changes in non-cash working capital items:
Change in inventories	(18,901)	(711)	4,554
Change in other assets related to operations	(2,077)	3,067	(81)
Change in accounts payable and accrued liabilities	13,726	5,792	(19,865)
Change in contract liability	4,005	3,543	(6,151)
Change in other liabilities related to operations	(2,778)	2,865	7,838
Cash provided by (used in) operating activities	$7,575	$29,454	$(39,637)

Cash flows from investing activities:
Additions to mineral property interests and plant and equipment	$(45,349)	$(43,095)	$(26,099)
Advances to related parties - McEwen Copper Inc.	(5,056)	—	—
Investment in marketable securities	(2,154)	(366)	(34,157)
Dividends received from Minera Santa Cruz S.A.	2,246	—	—
Proceeds from sale of marketable securities	1,574	—	—
Investment in McEwen Copper Inc.	—	(14,000)	—
Proceeds from sale of investment in McEwen Copper Inc.	—	—	6,032
Cash outflow on McEwen Copper Inc. deconsolidation	—	—	(45,708)
Notes receivable from Timberline	—	(1,880)	—
Cash and restricted cash received from acquisition of Timberline	—	1,131	—
Other	—	164	295
Cash used in investing activities	$(48,739)	$(58,046)	$(99,637)

Cash flows from financing activities:
Proceeds from senior convertible notes	110,000	—	—
Purchase of capped call options	(15,114)	—	—
Convertible notes financing costs	(4,123)	—	—
Principal repayment on long-term debt	(20,000)	—	(25,000)
Issuance of flow-through common shares, net of issuance costs	4,868	20,424	13,428
Proceeds from McEwen Copper Inc. financing	—	—	185,390
Proceeds from exercise of stock options	3,538	—	—
Proceeds from exercise of warrants	610	9	—
Payment of finance lease obligations	(1,053)	(1,231)	(1,636)
Cash provided by financing activities	$78,726	$19,202	$172,182
Effect of exchange rate change on cash and cash equivalents	235	(656)	(48,977)
Increase in cash, cash equivalents and restricted cash	37,797	(10,046)	(16,069)
Cash, cash equivalents and restricted cash, beginning of period	17,464	27,510	43,579
Cash, cash equivalents and restricted cash, end of period	$55,261	$17,464	$27,510
Supplemental disclosure of cash flow information:
Cash received (paid) during the period:
Interest paid	$(5,067)	$(3,911)	$(4,728)
Interest received	1,126	636	34,680
Taxes paid	(1,977)	(712)	(1,410)
Non-cash investing activities:
Mineral property additions in accounts payable and accrued liabilities	(2,738)	—	—

McEwen Inc.	Page 17

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

We have included in this report certain non-GAAP performance measures as detailed below. In the gold mining industry, these are common performance measures but do not have any standardized meaning and are considered non-GAAP measures. We use these measures to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use such non-GAAP measures to evaluate our performance and ability to generate cash flow. We also report these measures to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations. Accordingly, they are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are limitations associated with the use of such non-GAAP measures. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the non-GAAP measures supplementally.

The non-GAAP measures are presented for our wholly owned mines and our interest in the San José mine. The amounts in the reconciliation tables labeled “49% basis” were derived by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting. We do not control the interest in or operations of MSC and the presentations of assets and liabilities and revenues and expenses of MSC do not represent our legal claim to such items. The amount of cash we receive is based upon specific provisions of the Option and Joint Venture Agreement (“OJVA”) and varies depending on factors including the profitability of the operations.

The presentation of these measures, including the minority interest in the San José, has limitations as an analytical tool. Some of these limitations include:

•	The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not represent our legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies in our industry may calculate their cash costs, cash cost per ounce, all-in sustaining costs, all-in sustaining costs per ounce, adjusted EBITDA, and average realized price per ounce differently than we do, limiting the usefulness as a comparative measure.

Cash Costs and All-In Sustaining Costs

The terms cash costs, cash cost per ounce, all-in sustaining costs (“AISC”), and all-in sustaining cost per ounce used in this report are non-GAAP financial measures. We report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations.

Cash costs consist of mining, processing, on-site general and administrative expenses, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, but exclude depreciation and amortization (non-cash items). The sum of these costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, environmental rehabilitation costs for mines with no reserves, sustaining exploration and development costs, sustaining capital expenditures and sustaining lease payments. Our all-in sustaining costs exclude the allocation of corporate general and administrative costs. The following is additional information regarding our all-in sustaining costs:

•	Sustaining operating costs represent expenditures incurred at current operations that are considered necessary to maintain current annual production at the mine site and include mine development costs and ongoing replacement of mine equipment and other capital facilities. Sustaining capital costs do not include costs of expanding the project that would result in improved productivity of the existing asset, increased existing capacity or extended useful life.

•	Sustaining exploration and development costs include expenditures incurred to sustain current operations and to replace reserves and/or resources extracted as part of the ongoing production. Exploration activities performed near-mine (brownfield) or new exploration projects (greenfield) are classified as non-sustaining.

The sum of all-in sustaining costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

Costs excluded from cash costs and all-in sustaining costs, in addition to depreciation and depletion, are income and mining tax expenses, all corporate financing charges, costs related to business combinations, asset acquisitions and asset disposal, and any items that are deducted for the purpose of normalizing items.

McEwen Inc.	Page 18

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure, production costs applicable to sales:

	Three months ended December 31, 2025			Year ended December 31, 2025
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total
	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned) - cash costs	$21,701	$13,485	$35,186	$68,099	$52,802	$120,901
In-mine exploration	94	—	94	563	—	563
Capitalized mine development (sustaining)	—	461	461	8,833	6,187	15,020
Capital expenditures on plant and equipment (sustaining)	294	—	294	3,660	—	3,660
Sustaining leases	14	33	47	47	128	175
All-in sustaining costs	$22,103	$13,979	$36,082	$81,202	$59,117	$140,319
Ounces sold, including stream (GEO)	8,987	5,921	14,907	33,815	23,594	57,409
Cash cost per ounce sold ($/GEO)	$2,415	$2,278	$2,360	$2,014	$2,238	$2,106
AISC per ounce sold ($/GEO)	$2,460	$2,361	$2,420	$2,401	$2,506	$2,444

	Three months ended December 31, 2024			Year ended December 31, 2024
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total
	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned) - cash costs	$14,032	$12,423	$26,455	$63,547	$49,766	$113,313
In-mine exploration	149	—	149	796	—	796
Capitalized mine development (sustaining)	2,617	2,361	4,978	7,863	9,955	17,818
Capital expenditures on plant and equipment (sustaining)	1,407	—	1,407	2,491	—	2,491
Sustaining leases and other	14	68	82	84	273	357
All-in sustaining costs	$18,219	$14,852	$33,071	$74,781	$59,994	$134,775
Ounces sold, including stream (GEO)	6,570	6,630	13,200	44,603	30,307	74,911
Cash cost per ounce sold ($/GEO)	$2,136	$1,874	$2,004	$1,425	$1,642	$1,514
AISC per ounce sold ($/GEO)	$2,773	$2,240	$2,505	$1,677	$1,980	$1,799

	Three months ended December 31, 2023			Year ended December 31, 2023
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total
	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales - Cash costs (100% owned)	$25,889	$13,298	$39,187	$67,335	$51,895	$119,230
In-mine exploration	1,705	—	1,705	4,759	—	4,759
Capitalized underground mine development (sustaining)	—	2,119	2,119	—	8,046	8,046
Capital expenditures on plant and equipment (sustaining)	1,374	—	1,374	9,028	—	9,028
Sustaining leases	11	153	164	248	676	923
All-in sustaining costs	$28,979	$15,570	$44,549	$81,370	$60,617	$141,986
Ounces sold, including stream (Au Eq. oz)	19,245	10,611	29,856	43,034	44,868	87,902
Cash cost per ounce ($/Au Eq. oz sold)	$1,345	$1,253	$1,313	$1,565	$1,157	$1,356
AISC per ounce ($/Au Eq. oz sold)	$1,506	$1,467	$1,492	$1,891	$1,351	$1,615

McEwen Inc.	Page 19

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024	2023
San José mine cash costs (100% basis)	(in thousands, except per ounce)
Production costs applicable to sales - cash costs	$78,217	$60,929	$248,459	$215,065	$177,234
Site exploration expenses	1,728	303	6,737	5,229	9,167
Capitalized underground mine development (sustaining)	6,683	8,079	32,716	29,504	38,318
Less: Depreciation	(434)	(696)	(2,425)	(2,732)	(2,930)
Capital expenditures (sustaining)	2,529	7,316	11,326	16,990	9,224
All-in sustaining costs	$88,723	$75,931	$296,813	$264,056	$231,013
Ounces sold (GEO)	40,317	37,264	112,612	123,471	127.3
Cash cost per ounce sold ($/GEO)	$1,940	$1,635	$2,206	$1,742	1,393
AISC per ounce sold ($/GEO)	$2,201	$2,038	$2,636	$2,139	1,815

The following tables present a reconciliation of adjusted EBITDA:

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024	2023
	(in thousands)		(in thousands)
Income (loss) before income and mining taxes	$14,100	$(7,161)	$6,949	$(46,739)	$67,036
Less:
Depreciation and depletion	7,182	6,854	27,849	30,863	30,359
Loss from investment in McEwen Copper Inc.	5,716	10,297	25,547	46,977	57,821
Dilution gain from investments in McEwen Copper Inc.	(789)	(5,777)	(789)	(5,777)	—
Interest expense	1,947	983	6,607	3,911	5,749
Gain on deconsolidation of McEwen Copper Inc.	—	—	—	—	(222,157)
Advanced Projects - McEwen Copper Inc.	—	—	—	—	76,345
General, interest and other - McEwen Copper Inc.	—	—	—	—	(7,484)
Adjusted EBITDA	$28,156	$5,196	$66,163	$29,235	$7,669
Weighted average shares outstanding (thousands)	54,751	52,926	54,046	51,021	47,544
Adjusted EBITDA per share	$0.51	$0.10	$1.22	$0.57	$0.16

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Inc. and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to the Fox Complex exploration contained in this news release has been prepared under the supervision of Sean Farrell, P.Geo., McEwen Ontario’s Exploration Manager, who is a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to the Tartan Mine Project exploration contained in this news release has been prepared under the supervision of Wesley Whymark, P.Geo., Consulting Geologist, who is a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

McEwen Inc.	Page 20

Technical information related to resource estimates in this press release have been reviewed and approved by Luke Willis, P.Geo., McEwen’s Director of Resource Modelling and a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

The Company accounts for its investment in Minera Santa Cruz S.A., the owner of the San José Mine, using the equity method. The Company relies on the management of MSC to provide accurate financial information prepared in accordance with GAAP. While the Company is not aware of any errors or possible misstatements of the financial information provided by MSC, MSC is responsible for and has supplied to the Company all reported results from the San José Mine, and such results are unaudited as of the date of this release. McEwen’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

ABOUT MCEWEN

McEwen shares trade on both the NYSE and TSX under the ticker MUX.

McEwen provides its shareholders with exposure to a growing base of gold and silver production in addition to a very large copper development project, all in the Americas. The gold and silver mines are in prolific mineral-rich regions of the world, the Cortez Trend in Nevada, USA, the Timmins district of Ontario and Flin Flon in Manitoba, Canada, and the Deseado Massif in Santa Cruz province, Argentina. McEwen is also reactivating its gold and silver El Gallo Mine in Mexico.

The Company has a 46.3% interest in McEwen Copper, which owns the large, long-life, advanced-stage Los Azules copper development project in San Juan province, Argentina – a region that hosts some of the country’s largest copper deposits. According to the last financing for McEwen Copper, the implied value of McEwen’s ownership interest is US$456 million.

The Los Azules copper project is designed to be one of the world’s first regenerative copper mines and carbon neutral by 2038. Its Feasibility Study results were announced in the press release dated October 7, 2025.

McEwen also recently purchased 27.3% of Paragon Advanced Labs Inc., a newly listed public company that is deploying PhotonAssay™ units around the world, a technology that the Company believes is poised to become the new industry standard for assaying precious and base metals, with Paragon aiming to be one of the leading service providers.

Chairman and Chief Owner Rob McEwen has invested over US$200 million personally and takes a salary of $1 per year, aligning his interests with shareholders. He is a recipient of the Order of Canada, a member of the Canadian Mining Hall of Fame and a winner of the EY Entrepreneur of the Year (Energy) award. His objective is to build MUX’s profitability, share value, and ultimately implement a dividend policy, as he did while building Goldcorp Inc.

McEwen Inc.	Page 21

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, are as at the date of this news release and are McEwen Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the Company to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, foreign exchange volatility, foreign exchange controls, foreign currency risk, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen.

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WEB SITE	SOCIAL MEDIA
www.mcewenmining.com	McEwen	Facebook:	facebook.com/mceweninc
		LinkedIn:	linkedin.com/company/mceweninc
CONTACT INFORMATION		X:	X.com/mceweninc
150 King Street West		Instagram:	instagram.com/mceweninc
Suite 2800, PO Box 24
Toronto, ON, Canada	McEwen Copper	Facebook:	facebook.com/ mcewencopper
M5H 1J9		LinkedIn:	linkedin.com/company/mcewencopper
		X:	X.com/mcewencopper
Relationship with Investors:		Instagram:	instagram.com/mcewencopper
(866)-441-0690 - Toll free line
(647)-258-0395	Rob McEwen	Facebook:	facebook.com/mcewenrob
Mihaela Iancu ext. 2006		LinkedIn:	linkedin.com/in/robert-mcewen-646ab24
info@mcewenmining.com		X:	X.com/robmcewenmux

McEwen Inc.	Page 22